As filed with the U.S. Securities and Exchange Commission on October 11, 2001





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               Global Axcess Corp.
                         Formerly NetHoldings.Com Inc..
------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Nevada                                       88-0199674
-------------------------------              ---------------------------------
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)


             2240 Shelter Island Drive, San Diego, California 92106
------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


               The Global Axcess Corp. 2001 Stock Plan, as amended
------------------------------------------------------------------------------
                            (Full title of the plan)


       Daryl Idler, 2240 Shelter Island Drive, San Diego, California 92106
------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (619) 243-1163
------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE




                                Proposed          Proposed
  Title of        Amount         Maximum           Maximum         Amount of
Securities to  of Shares to   Offering Price      Aggregate      Registration
be Registered  be Registered  Per Share(1)    Offering Price(1)      Fee
-------------  -------------  --------------  -----------------  ------------
$.001 par
value Common
Stock             5,000,000   $         .11   $      550,000     $    137.50
               -------------  --------------  -----------------  ------------

TOTALS            5,000,000             N/A   $      550,000     $    137.50
               =============  --------------  =================  ============






    (1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the value of the common stock quotation as reported on the NASDAQ Bulletin Board.

                                   PROSPECTUS

                               GLOBAL AXCESS CORP.
                            2240 Shelter Island Drive
                           San Diego, California 92106
                               (619) 243-11633844

                        5,000,000 SHARES OF COMMON STOCK


     This Prospectus relates to the offer and sale by Global Axcess Corp., a Nevada corporation ("Global"), of 5,000,000 shares of its $.001 par value per share common stock (the "common stock") to certain employees and consultants (collectively, the "employees") pursuant to Global Axcess Corp. 2001 Stock Plan (the "Plan"), as amended. Global is registering hereunder and then issuing to the persons covered by the Plan, upon receipt of adequate consideration therefore, 5,000,000 shares of common stock for services performed.

     The common stock is not subject to any restriction on transferability. Recipients of shares of common stock issued pursuant to the Plan other than persons who are "affiliates" of Global, within the meaning of the Securities Act of 1933 (the "Act"), may sell all or part of the shares of common stock issued pursuant to the Plan in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares of common stock registered hereunder, all of the 5,000,000 shares may be issued to present affiliates of Global. An "affiliate" is, summarily, any director, executive officer or controlling shareholder of Global or any one of its subsidiaries. An affiliate of Global is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If an employee who is not now an affiliate becomes an affiliate of Global in the future, she or he would then be subject to Section 16(b) of the Exchange Act.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.










                 The date of this Prospectus is October 11, 2001

     This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by Global with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to Global Axcess Corp., 2240 Shelter Island Drive, San Diego, California 92106, (619) 243- 1163.

     Global is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Global under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. Global' stock has been traded on the over-the-counter market since September 16, 1997 and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Global. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Global since the date hereof.

TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus......................... 6

Item 1.  Plan Information.................................................... 6

Item 2.  Registrant Information and Employee Plan Annual Information......... 9

Information Required in the Registration Statement.......................... 10

Item 3.  Incorporation of Documents by Reference............................ 10

Item 4.  Description of Securities.......................................... 10

Item 5.  Interests of Named Experts and Counsel............................. 10

Item 6.  Indemnification of Directors and Officers.......................... 11

Item 7.  Exemption from Registration Claimed................................ 11

Item 8.  Exhibits........................................................... 11

Item 9.  Undertakings....................................................... 11

Signatures . . . . . . . . ................................................. 13

Exhibit Index . . . . ...................................................... 14

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS



ITEM 1.   PLAN INFORMATION

The Company

     Global Axcess, Corp.("Global"), formerly NetHoldings.Com Inc. ("NetHoldings") has its principal executive offices at 2240 Shelter Island Drive, Suite 205, San Diego, California 92106, where its telephone number is
(619) 243-1163.

Purpose

     Pursuant to The Global Axcess Corp. 2001 Stock Plan, as amended (the "Plan"), Global will issue common stock to certain employees and consultants (collectively "employees") pursuant to agreements entered into between employees and Global which have been approved by the Board of Directors of Global (the "Board"). The Plan will grant such employees shares of common stock or the right to acquire shares of common stock pursuant to the Plan. The Plan is intended to provide a method whereby Global can induce greater interest of the employees in Global's future prosperity, thereby advancing the interests of Global and all of its shareholders. A copy of the Plan has been filed as an exhibit to this Registration Statement.

General Plan Information

     Pursuant to the Plan, as amended, the Board can authorize the issuance of up to an aggregate of 7,500,000 shares of common stock of Global over a maximum of a one year period, although the Board may shorten this period.

     The Board adopted the Plan on May 20, 2001 and amended the Plan on October 11, 2001. The Plan, as amended is intended to aid Global in maintaining and continuing the development of a quality management team, in attracting qualified employees who can contribute to the future success of Global, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of Global. The purpose of the amendment to the Plan was to increase the number of shares included in the Plan to 7,500,000 from 2,500,000.

     The Plan, as amended is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Administration of the Plan is the exclusive province of the Board. Board members are elected at each annual meeting of shareholders. Each Board member serves a term of one year. If an annual meeting is not held the member shall serve until the next submission of matters to a vote of Company's shareholders.

     As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. Alternatively, the Board may appoint a committee to administer the Plan. As no committee has been authorized by the Board, the current Board members are the Plan administrators. This group includes Michael Dodak, Daryl Idler and Steven Mortensen, The address of the Board is The Board of Directors, Global Axcess Corp., 2240 Shelter Island Drive, Suite 205, San Diego, California 92106. Its telephone number is (619) 243-1163.

     In the event a vacancy in the Board arises, the vote of a majority of remaining directors may select a successor, or, if the vacancy is not filled by the remaining Board, the vote of shareholders may also elect a successor to fill such vacancy. Board members may be removed from office by the vote of shareholders representing not less than two-thirds of the shares entitled to vote on such removal. Plan administrators who are not Board members can be removed or appointed at any time for any reason by the majority vote of Board members.

     The Plan administrators shall interpret the Plan, which interpretation is binding on the participants absent demonstrable error, to determine which employees or others shall receive shares, decide the number of shares and establish other terms of the options not already established in Global's Plan. Information concerning changes in the Plan administrators will be provided in the future either in Global's proxy statements, annual or other reports, or in amendments to this document.

Securities to be Offered

     The Plan, as amended provides for the issuance of a maximum of 7,500,000 shares of common stock to be issued in exchange for services, of which 5,000,000 shares are covered by this registration statement.

Those Who May Participate in the Plan

     The Board or the Plan's administrators shall determine which of Global's employees are eligible to receive shares as compensation under the Plan. The term "employee" includes any employee, director, officer, or consultant or advisor of Global or any of its subsidiaries. "Services" shall include any and all bonafide professional or individual advice or effort rendered for the benefit of Global, provided that such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered


     The Plan is not subject to ERISA and the securities are being issued by Global and not purchased on the open market or otherwise. Shares issued under the Plan shall be issuable as determined by the Plan administrators. Shares granted under the Plan shall equal the fair market value of services rendered, or to be rendered to, or on behalf of, Global.

     The shares of common stock subject to the Plan are subject to proportionate adjustment in the event of a stock dividend on the common stock or a change in the number of issued and outstanding shares of common stock as a result of a stock split, consolidation, or other recapitalization. Options, if any, and all other interests under the Plan shall be non-transferable, except by means of a will or the laws of descent and distribution.

Amendments and Termination

     The Plan, as amended may be abandoned or terminated at any time by the Plan administrators except with respect to any shares then issued and outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is one year from the date first appearing in the Plan or the date on which the 7.5 millionth share is either issued under the Plan or on which the 7.5 millionth share is deregistered on a post-effective amendment on Form S-8 filed with the Securities and Exchange Commission (the "SEC"). No shares may be issued under the terms of the Plan after the Plan has been terminated. The Board may alter or amend the Plan only once during any six (6) month period, except as to comply with changes to the Code. No termination, suspension, alteration or amendment may adversely affect the rights of an employee entitled to receive shares under the Plan without the consent of that employee.

Registrant Information and Employee Plan Annual Information

     Global will provide to any employee upon request a copy, without charge, of Global's periodic reports filed with the SEC, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. Global will also provide any employee upon written or oral request a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement. Requests for such information should be directed to Global at 2929 South Maryland Parkway, Las Vegas, Nevada 89109.

Common Stock

     The Board has authorized the issuance under the Plan of up to 7,500,000 shares of the common stock to employees and consultants, upon effectiveness of this Registration Statement. As of the date of filing, the Company had issued 2,440,000 pursuant to the Plan.

Employees

     Employees engaged, retained and employed by Global have or shall be required to provide their expertise and advice to Global for the purposes set forth in written agreements with Global.

No Restrictions on Transfer

     The employees will become the record and beneficial owners of the shares of common stock upon issuance and delivery pursuant to the Plan, and they shall be entitled to all of the rights of ownership, including the right to vote any shares of common stock awarded and to receive ordinary cash dividends on the common stock and the right to transfer or resell the common stock.

Tax Treatment to the Employees

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The employees, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the employees will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The employees are urged to consult each of their tax advisors on this matter. Further, if any recipient is an affiliate, Section 16(b) of the Exchange Act is applicable and may affect the issue of taxation.

Tax Treatment to Global

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by Global for federal income tax purposes in the taxable year of Global during which the recipient recognizes income.

Restrictions on Resales

     In the event that an affiliate of Global acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Global. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Global has agreed that for the purpose of any "profit" computation under 16(b) the price paid for Global's common stock issued hereunder to affiliates is equal to the value of services rendered, as determined by the price such affiliates receive in any subsequent sale of the shares. Shares of Global's common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item  2.  Registrant Information And Employee Plan Annual Information

     A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Global Axcess Corp., 2240 Shelter Island Drive, San Diego, California 92106; (619) 243-1163.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item  3.  Incorporation of Documents by Reference

      Global hereby states that (i) all documents set forth in (a) through
(c), below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de- registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a) Global's latest annual report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

          (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.   Description of Securities

     Global's common stock is registered under section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

     Richard O. Weed, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Weed is not an affiliate of Global and owns no shares of Global's common stock.

     The financial statements of Global incorporated by reference in this prospectus for the year ended December 31, 2000 have been audited by Brown Armstrong Randall Reyes Paulden & McCown Accountancy Corporation, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

     Moreover, on May 31, 2001, Global consummated an asset purchase and plan of reorganization with IFT Financial Group, Inc. and subsequently on June 29, 2001 purchased all the outstanding capital of Nationwide Money Services, Inc. These events were initially reported on Form 8-K's dated June 15, 2001 and July 13, 2001, respectively. These Form 8-K's were amended on September 1, 2001 and September 20, 2001, respectively and included the appropriate audited financial statements of these entities, as well as Pro Forma Condensed Combined Financial Statements, reflecting the effect of the transactions. The financial statements of Global included in the respective Form 8-K/a are incorporated herein by reference in this prospectus and have been audited by L.L. Bradford &
Company, LLC, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

Item 6.   Indemnification of Directors and Officers

     Nevada Revised Statute Section 78.7502 provides for the elimination or limitation of liability for directors and officers who acted in good faith and in a manner not reasonably believed to be opposed to the best interests of the company. Moreover, Article Six of Global's Articles of Incorporation provides that " an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director" except as provided by Section
78.037. Section 78.037 provides that indemnification is not authorized for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute Section 78.300.

     The effect of these provisions will be to eliminate the rights of Global and its stockholders, through shareholders' derivative suits of behalf of Global, to recover monetary damages against a director for breach of fiduciary duty as a director, except in situations described in clauses (a) - (b) of the preceding paragraph.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

          (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

     Exhibit No.      Title

         5. Opinion of Richard O. Weed, Esq. regarding the legality of the securities registered
         10.      The Global Axcess Corp. 2001  Stock Plan, as amended.
         23.1 Consent of Richard O. Weed, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.
         23.2     Consent of Brown Armstrong Randall Reyes Paulden & McCown.
         23.3     Consent of L.L. Bradford & Company, LLC.
         99.1     Nevada Revised Statutes Sections 78.037 and 78.7502

Item 9.   Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel, and the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Global hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii)include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

     (2) That, for the purpose of determining any liability under the Securities Act, each post- effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Exchange Act; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the San Diego, State of California on the 11th day of October, 2001.

                                               Global Axcess Corp.
                                                  (Registrant)


                                           By: /s/ Daryl C. Idler
                                               --------------------------
                                                   Daryl C. Idler
                                                   Secretary and Director

     Pursuant to the requirements of the Securities Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:


        Signatures                    Title                  Date

/s/   Michael J. Dodak              Director          October 11, 2001
-------------------------

/s/   Daryl C. Idler                 Director          October 11, 2001
-------------------------

/s/   Steven B. Mortensen            Director          October 11, 2001
-------------------------

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX



     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:


   Exhibit
   Number in
Registration                                                          Numbered
  Statement                 Description                                 Page
------------   ----------------------------------------------------   --------
      5.       Opinion of Counsel                                        15
     10.       Global Axcess Corp. 2001 Stock Plan, as amended.          18
     23.1      Consent of Richard O. Weed to Use of Opinion              21
     23.2      Consent of Independent Auditors                           22
     23.3      Consent of Independent Auditors                           23
     99.1      Nevada Revised Statutes Sections 78.037 and 78.7502       24